UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

On December 1, 2011, Albany Molecular Research, Inc. (the “Company”) entered into a waiver and first amendment (the “Waiver and First Amendment”) to its amended and restated credit agreement, dated as of June 3, 2011, with Bank of America, N.A. as administrative agent and L/C issuer (“BoA”), AMRI Rensselaer, Inc., AMRI Bothell Research Center, Inc. and AMRI Burlington, Inc. as guarantors, and the other lenders party thereto (the “A&R Credit Agreement”). The Waiver and First Amendment, among other things, (i) waives the Company’s non-compliance with certain financial covenant requirements previously reported on the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, (ii) limits the Company’s right to request further credit extensions or draw upon existing credit extensions, including without limitation, any request for an extension or renewal of existing letters of credit, (iii) creates a prepayment obligation of the full amount drawn under any letters of credit, (iv) obligates the Company to enter into a binding commitment with a refinancing lender on terms reasonably acceptable to BoA, (v) obligates the Company to pay amendment fees in amounts equal to a percentage of the total amount of the outstanding obligation as of the effective date of the Waiver and First Amendment, and if not repaid in full prior to such dates, as of January 31, 2012, and as of March 31, 2012, (vi) requires a payment of $3,000,000 of the principal amount outstanding and further amends the amortization schedule to accelerate repayment such that a $400,000 installment will be due on December 16, 2011 instead of on the last business day of December 2011, and another $400,000 installment will be due on January 31, 2012 instead of on the last business day of March 2012. (vii) increases the applicable interest rates to 3.750% per annum for the base rate loans, 4.750% for the Eurodollar rate loans and letter of credit fees, and 0.625% per annum for the commitment fees, and (viii) amends certain financial covenants originally set forth in the A&R Credit Agreement. With respect to (iii), the Company can be liable for approximately $10.4 million if all letters of credit under the A&R Credit Agreement and related agreements were drawn in full.

The foregoing summary of the Waiver and First Amendment does not purport to be complete and is qualified in its entirety by reference to the full texts of the A&R Credit Agreement and the Waiver and First Amendment, copies of which are filed as Exhibits 10.1 and 10.2 hereto, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01             Financial Statements and Exhibits

(d)	Exhibits

10.1
Amended and Restated Credit Agreement, dated as of June 3, 2011, by and among Albany Molecular Research, Inc., Bank of America, N.A. as administrative agent and L/C issuer, AMRI Rensselaer, Inc., AMRI Bothell Research Center, Inc. and AMRI Burlington, Inc. as guarantors, and the other parties thereto.

10.2
Waiver and First Amendment to the A&R Credit Agreement, dated as of December 1, 2011, by and among Albany Molecular Research, Inc., Bank of America, N.A. as administrative agent and L/C issuer, AMRI Rensselaer, Inc., AMRI Bothell Research Center, Inc. and AMRI Burlington, Inc. as guarantors, and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2011	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Name: Mark T. Frost
Title: Senior Vice President, Administration,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated as of June 3, 2011, by and among Albany Molecular Research, Inc., Bank of America, N.A. as administrative agent and L/C issuer, AMRI Rensselaer, Inc., AMRI Bothell Research Center, Inc. and AMRI Burlington, Inc. as guarantors, and the other parties thereto.

10.2
Waiver and First Amendment to the A&R Credit Agreement, dated as of December 1, 2011, by and among Albany Molecular Research, Inc., Bank of America, N.A. as administrative agent and L/C issuer, AMRI Rensselaer, Inc., AMRI Bothell Research Center, Inc. and AMRI Burlington, Inc. as guarantors, and the other parties thereto.